FORM 4
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Pubic Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

___  Check box if no longer
subject to Section 16.
Form 4 or Form 5 obligations
may continue. See Instruction
1(b).

___ Form 3 Holdings Reported

___ Form 4 Transactions Reported

1.   Name and Address of Reporting Person

     Jacob D. Dustin
     5120 E. Comish Drive
     Idaho Falls, Idaho 83406

2.   Issuer Name and Ticker or Trading Symbol

     Intrepid Technology & Resources, Incorporated fka Iron Mask Mining Co.

3.   IRS or Social Security Number of Reporting Person (Voluntary)

     ###-##-####

4.   Statement for Month/Year

     March, 2002

5.   If Amendment, Date of Original (Month/Year)


6.   Relationship of Reporting Person to Issuer (Check all applicable)

     X     Director                           ____     10% Owner
     X     Officer (give title below)         ____     Other (specify below)

           Vice President
           --------------

Table 1 -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

Title of Security     Transactio   Transaction    Securities Acquired (A)       Amount of         Ownership     Nature of
                      n Date       Code           or Disposed of (D)            Securities        Form:         Indirect
                      (Month/Da                                                 Beneficially      Direct (d)    Beneficial
                      y/Year)                                                   Owned at End      or Indirect   Ownership
                                                                                of Month          (I)
                                                  Amount     (A) or (D)  Price
Common Stock          12/12/01       P              18,000    A          .055                       D
Common Stock          12/12/01       P              18,000    A          .055                       I           Layne Dustin
                                                                                                                (son)
Common Stock           1/14/02       P               3,500    A          .15                        I           Josh Dustin
                                                                                                                (son)
Common Stock           1/14/02       P               2,500    A          .15                        I           Cherie Dustin
                                                                                                                (daughter)
Common Stock           1/14/02       P               1,000    A          .15                        I           Seth Dustin
                                                                                                                (son)
Common Stock           1/14/02       P               1,000    A          .15                        I           Jacqueline Dustin
                                                                                                                (daughter)
Common Stock           1/14/02       P               1,000    A          .15                        I           Joe Dustin
                                                                                                                (son)
Common Stock           1/14/02       P               4,330    A          .15                        D
Common Stock           2/28/02       S              13,330    D          .11                        D
Common Stock           4/1/02        S               7,000    D          .365                       I           Layne Dustin
                                                                                                                (son)
Common Stock           1/3/02                      187,500    A          .08                        D
Common Stock           3/25/02                   3,751,001    A                                     D


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


Title of   Convers   Transacti Transa  Number of    Date, Exercisable Title and Amount  Price of  Number      Owners     Nature
Derivative ion or    on Date   ction   Derivative   and Expiration    of Underlying     Derivati  of          hip of     of
Security   Exercise  (Month/D  Code    Securities   Date              Securities        ve        Derivativ   Derivati   Indirect
           Price of  ay/Year)          Acquired (A)                                     Security  e Security  ve         Benefici
           Derivati                    or Disposed                                                            Security   al
           ve                          of (D)                                                                 Direct     Owners
           Security                                                                                           (D) or     hip
                                                                                                              Indirect
                                                                                                              (I)
                                                    (A)      (D)      Date      Expir-  Title     Amount
                                                                      Exercis   ation             or
                                                                      able      Date              Number
                                                                                                  of
                                                                                                  Shares





Explanation of Responses:


                                 /s/ Jacob D. Dustin                      5/7/02
                                 -------------------                      ------
                                **Signature of Reporting Person             Date